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              [Letterhead of Baker & Botts, L.L.P. appears here]

                                                                     Exhibit 5.1


                                                  January 21, 1997


Houston Lighting & Power Company
Houston Industries Plaza
1111 Louisiana Street
Houston, Texas 77002

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-3 (the "Registration Statement"), filed by HL&P Capital Trust I, HL&P Capital Trust II, HL&P Capital Trust III and HL&P Capital Trust IV, each a statutory business trust formed under the laws of the State of Delaware (each, an "Issuer" and, collectively, the "Issuers"), and Houston Lighting & Power Company, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale from time to time of up to $350,000,000 in aggregate principal amount of (i) the Company's Junior Subordinated Deferrable Interest Debentures (the "Debentures"), each series of which will be issued pursuant to a Junior Subordinated Indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as Trustee, as such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture creating such series (each, a "Supplemental Indenture" and, collectively, the "Supplemental Indentures"), (ii) $350,000,000 aggregate liquidation amount of preferred securities (the "Preferred Securities") or capital securities (the "Capital Securities") of the Issuers and (iii) the Company's guarantees with respect to the Preferred Securities and the Capital Securities (each, a "Guarantee" and, collectively, the "Guarantees"), each of which Guarantees will be issued pursuant to a guarantee agreement between the Company and The Bank of New York as Trustee thereunder (each, a "Guarantee Agreement" and, collectively, the "Guarantee Agreements"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, as amended to date, forms (filed as exhibits to the Registration Statement) of each of the Indenture, the Supplemental Indentures and the Guarantees and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that
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Houston Lighting & Power Company         -2-               January 21, 1997

all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Debentures, when (i) issued and duly executed and authenticated in accordance with the terms of (a) the Indenture and (b) the applicable Supplemental Indenture creating such series of Debentures, in the forms filed as exhibits to the Registration Statement (and assuming the due authorization, execution and delivery of the Indenture and the applicable Supplemental Indenture by each of the parties thereto), and (ii) delivered against payment of the agreed consideration therefor, will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforceability is subject to (x) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. The Guarantees, when issued pursuant to the applicable Guarantee Agreement, in the form filed as an exhibit to the Registration Statement (and assuming the due authorization, execution and delivery of the applicable Guarantee Agreement by each of the parties thereto), will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforceability is subject to (i) any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Validity of Securities" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

          We are delivering this opinion to the Company, and no person other than the Company may rely upon it without our prior written consent.

                                                  Very truly yours,


                                                  BAKER & BOTTS, L.L.P.

MSS/TST